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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardinal Financial Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-106694, 333-111672, 333-111673, 333-127395, 333-134923, 333-134934, 333-174316) on Form S-8 of Cardinal Financial Corporation of our reports dated March 15, 2016, with respect to the consolidated statements of condition of Cardinal Financial Corporation as of December 31, 2015 and 2014, and the related consolidated statements of income, and statements of comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Cardinal Financial Corporation.

        Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Cardinal Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified deficiencies in the operating effectiveness of certain controls relating to the process of estimating the allowance for loan losses that in aggregate were determined to be a material weakness.

/s/ KPMG LLP

McLean, Virginia
March 15, 2016

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  Exhibit 23
Consent of Independent Registered Public Accounting Firm